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                                                                       Exhibit 2













                              SCHEME IMPLEMENTATION
                              AGREEMENT







                              MORGAN & BANKS LIMITED
                              ACN 002 888 762

                              TMP WORLDWIDE INC


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CONTENTS

1. THE SCHEMES OF ARRANGEMENT                                                  1

2. SCHEME OF ARRANGEMENT DOCUMENTATION                                         2

3. M&B'S OBLIGATIONS                                                           4

4. TMP'S OBLIGATIONS                                                           5

5. MEETINGS AND COURT APPROVALS GENERALLY                                      6

6. CONDITIONS PRECEDENT                                                        7

7. RECOMMENDED SCHEME                                                          9

8. TMP'S RIGHT TO SEPARATE REPRESENTATION                                      9

9. CONDUCT OF BUSINESS                                                         9

10. REPRESENTATIONS AND WARRANTIES                                            10

11. TERMINATION RIGHTS                                                        10

12. M&B INFORMATION                                                           13

13. TMP GUARANTEE                                                             13

14. PUBLIC ANNOUNCEMENTS                                                      14

15. STAMP DUTY                                                                14

16. NOTICES                                                                   14

17. GENERAL                                                                   16

18. COUNTERPARTS                                                              17

19. GOVERNING LAW AND JURISDICTION                                            17

20. ASSIGNMENT                                                                20

ATTACHMENT A - DICTIONARY



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DATE

PARTIES

1. MORGAN & BANKS LIMITED (M&B) ACN 002 888 762 of Level 11, Grosvenor Place, 225 George Street, Sydney, New South Wales, 2000

2.   TMP WORLDWIDE INC (TMP) of 1633 Broadway, 33rd Floor, New York, New York,
     10019

BACKGROUND

A.   At the request of TMP, M&B intends to propose the Schemes of Arrangement.

B. The Schemes of Arrangement can only be implemented if TMP is bound to implement such steps as are required to be implemented by TMP in accordance with the Schemes of Arrangement.

C. M&B and TMP have agreed by executing and delivering this agreement to implement the terms of the Schemes of Arrangement and all steps contemplated to follow the implementation thereof insofar as the same are required to be implemented by them, subject to the terms and conditions set out in this agreement.

THE PARTIES AGREE

1.   THE SCHEMES OF ARRANGEMENT

1.1  GENERAL OBLIGATIONS OF M&B

Subject to satisfaction of the Conditions Precedent, M&B agrees to do all those things and execute all those deeds, agreements and other documents as may be necessary or expedient on its part to implement the Schemes of Arrangement.

1.2  GENERAL OBLIGATIONS OF TMP

Subject to satisfaction of the Conditions Precedent, TMP agrees to do all those things and execute all those deeds, agreements and other documents as may be necessary or expedient on its part to implement the Schemes of Arrangement.



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1.3  DEED POLL - SCHEMES OF ARRANGEMENT

(a) TMP agrees to execute a deed poll in favour of the holders of Scheme Shareholders and Scheme Optionholders undertaking to perform the acts required by it under this agreement and the Schemes of Arrangement, including without limitation, the provision of the Scheme Consideration in accordance with the Schemes of Arrangement.

(b) TMP agrees to execute a deed poll in favour of the directors of M&B undertaking to perform the acts required by it under this agreement.

1.4  MUTUAL FURTHER ASSURANCES

Each party must do all things necessary or expedient to be done by it in connection with the matters referred to in clauses 1.1 and 1.2 subject to the terms and conditions of this agreement.

2.  SCHEME OF ARRANGEMENT DOCUMENTATION

2.1 SCHEME AND ASSOCIATED DOCUMENTS

(a) Subject to paragraph (b), M&B must prepare a draft of the Share Scheme Booklet and the Options Scheme Booklet, which must include a copy of the scheme of arrangement, the explanatory statement (as required by and in compliance with section 412 of the Corporations Law) and such other documents as may by law or practice be required in connection with the Schemes of Arrangement, and drafts of all documents which are required to be filed with the Court in connection with the orders proposed to be sought pursuant to sections 411(1) and (4) of the Corporations Law and must consult with TMP in relation to all such drafts and make such amendments to such drafts as TMP reasonably requires. The schemes of arrangement which are to be included in the Scheme Booklets must incorporate the basis for determining the Scheme Consideration which has been agreed between the parties and is set out in the definition of Scheme Consideration and must include the features of the Schemes of Arrangement referred to in exhibits "A" and "B" to this agreement.

    (b) (1) TMP agrees with M&B, such agreement to be for the benefit of M&B and separately for the benefit of each director of M&B and each Scheme Shareholder and each Scheme Optionholder that it must supply to M&B


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

          all information about TMP and TMP Shares required to be included in the Scheme Booklets and must provide such assistance in relation to the drafting of sections of the Scheme Booklets which relate to TMP and TMP Shares, as M&B reasonably requires.

     (2) Without limiting the generality of paragraph (1) TMP must provide the following information about TMP and TMP Shares which must be accurate and complete and not misleading (whether by omission or otherwise) as at the date the explanatory statement for the Share Scheme is registered by the ASIC pursuant to section 412(6) of the Corporations Law:

          - all such information as members of M&B and their professional advisers would reasonably require and reasonably expect to find in the explanatory statement for the purpose of making an informed assessment of:

               - the assets and liabilities, financial position, profits and losses and prospects of TMP; and

               -    the rights attaching to TMP Shares;

          - all such information which is required to be included in the explanatory statement relating to the Share Scheme by virtue of Part 3 of Schedule 8 to the Corporations Regulations;

          - all such information which is required to be included in the explanatory statement relating to the Options Scheme by virtue of Part 2 of Schedule 8 to the Corporations
               Regulations;  and

          - all such information which would be required to be included in a Part A statement for a takeover scheme constituted in accordance with chapter 6 of the Corporations Law where TMP Shares were offered as consideration for the acquisition of shares under the takeover scheme and, in particular, such information as required by Section 750, Part A of the Corporations Law.

     (3) TMP must provide any specific information about TMP and TMP Shares which M&B reasonably requests.


                                          3
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     (4)  TMP is solely responsible for ensuring that the information it provides to M&B about TMP and TMP Shares for inclusion in the Scheme Booklet is in compliance with legal requirements and is not misleading or deceptive and there are no material omissions from that information.

2.2  UPDATE INFORMATION

If prior to the Court Approval Date there is a material change in relation to TMP and TMP Shares which a reasonable person would reasonably expect to affect the price or value of TMP Shares or the prospects of TMP then, as soon as practicable after that change has occurred, TMP must provide all material details of the change to M&B.

2.3  ASSISTANCE OF OFFICERS AND ADVISORS

Each party must procure that its officers and advisors work (including by attending meetings and by providing information) in good faith and in a timely and co-operative fashion with the other parties to implement the Schemes of Arrangement and to prepare all documents required relating to the Schemes of Arrangement.

2.4  ACKNOWLEDGEMENT

TMP and M&B acknowledge that M&B will hold the benefit of the agreements set out in clauses 2.1 and 2.2 on trust for M&B and for each director of M&B, each Scheme Shareholder and each Scheme Optionholder.

3.   M&B'S OBLIGATIONS

3.1  M&B'S OBLIGATIONS IN RELATION TO SCHEMES OF ARRANGEMENT

Without in any way limiting the generality of clause 1.1, M&B must:

(a) apply to the Court for Orders under section 411(1) of the Corporations Law convening meetings of holders of M&B Shares to consider the Share Scheme and holders of M&B Options to consider the Options Scheme;

(b) convene the scheme meetings in accordance with any orders which are made by the Court pursuant to section 411(1) of the Corporations Law;



                                          4
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(c)  use its best endeavours to obtain the approval of the holders of M&B Shares to the Share Scheme by the requisite majority at the meeting, referred to in paragraph (b);

(d) use its best endeavours to obtain the approval of the holders of M&B Options to the Options Scheme by the requisite majority at the meeting referred to in paragraph (b);

(e) if the holders of the M&B Shares approve the Share Scheme and the holders of the M&B Options approve the Options Scheme, apply to the Court for its approval of the Schemes of Arrangement under section 411(4) of the Corporations Law;

(f) if the Court makes orders under section 411(4) of the Corporations Law approving the Schemes of Arrangement lodge, as soon as practicable thereafter, with the ASIC an office copy of the orders of the Court approving the Schemes of Arrangement;

(g) subject to the Schemes of Arrangement, provide all necessary information about the Scheme Shareholders and Scheme Optionholders to TMP which TMP requires in order to facilitate the distribution by TMP of the Scheme Consideration;

(h)  use its best endeavours to satisfy the Conditions Precedent,

in each case, so far as reasonably practicable, in accordance with the Timetable.

3.2  SHARE REGISTRY DETAILS

M&B must direct the M&B Share Registry to promptly provide any information that TMP reasonably requests in relation to M&B's share register including any CHESS sub-register and any issuer sponsored sub-register and, where requested by TMP, M&B must procure for such information to be provided on a floppy disk (or in such other electronic form as is reasonably requested by TMP).

4.   TMP'S OBLIGATIONS

4.1  TMP'S OBLIGATIONS IN RELATION TO SCHEMES OF ARRANGEMENT

Without in any way limiting the generality of clause 1.2, TMP must:


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(a)  make application to ASX to be admitted to the Official list of ASX as an exempt foreign entity;

(b) register or cause to be registered the Scheme Shareholders (or the Nominee, as the case may be) as the holders of the TMP Shares to which Scheme Shareholders become entitled under the Share Scheme, as soon as practicable following the Close of Registers;

(c)  provide the Scheme Consideration in accordance with the Share Scheme;

(d) subject to the Share Scheme, issue share certificates or statements of holdings of TMP Shares to the Scheme Shareholders (or to the Nominee, as the case may be) who become entitled to TMP Shares under the Share Scheme in the time required by the Share Scheme;


(e) pay any stamp duty which is payable in relation to the Schemes of Arrangement or any transaction or step contemplated thereunder and on the issue and allotment of the TMP Shares in accordance with the Schemes of Arrangement;

(f)  provide the consideration in accordance with the Options Scheme;

(g) use its best endeavours to satisfy the Conditions Precedent including without limitation convening the meeting of holders of TMP Shares to obtain their approval to the issue of TMP Shares pursuant to the Schemes of Arrangement; and

(h) apply to the SEC for a declaration that the Registration Statement is effective,

in each case, as far as reasonably practicable, in accordance with the Timetable.

5.   MEETINGS AND COURT APPROVALS GENERALLY

5.1  COURT REFUSES TO MAKE ORDERS

(a) If the Court refuses to make an order pursuant to section 411(1) of the Corporations Law convening the meetings of holders of M&B Shares to consider the Share Scheme and holders of M&B Options to consider the Options Scheme, M&B must appeal the Court's decision to the fullest extent possible except where the parties agree otherwise or M&B and TMP are each advised by their legal counsel that an appeal would have no reasonable prospect of success or there is a


                                          6
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     bona fide alternative offer which in the view of the directors of M&B must be recommended in preference to the Schemes of Arrangement.

(b) The costs of any appeal shall be borne by M&B unless M&B's directors bona fide determine that in their view it is not in M&B's best interests to bring the appeal, in which case if TMP still requires that the appeal should be brought, TMP must bear the costs thereof.

6.   CONDITIONS PRECEDENT

6.1  CONDITIONAL OBLIGATION

TMP's obligations under the Schemes of Arrangement are subject to the satisfaction of the following conditions, on or prior to the Court Approval
Date:

(a) the TMP Shares being approved for quotation and trading on a deferred settlement basis from the Business Day next following the Effective Date by the ASX, subject only to the Schemes of Arrangement being approved by the Court pursuant to section 411(4) of the Corporations Law and taking effect and to such other conditions as are acceptable to M&B and to TMP;

(b) the Treasurer of the Commonwealth of Australia (Treasurer) unconditionally consenting to, or stating that he has no objection to the acquisition of M&B Shares under the Share Scheme under the Commonwealth Government's foreign investment policy or to similar effect or the Treasurer ceases to be entitled to make orders under part II of the Foreign Acquisition and Takeovers Act, 1975 in respect of the acquisition of M&B Shares by TMP under the Share Scheme;

(c) the Shareholders of TMP, by the requisite vote, approve the issue by TMP of TMP Shares in accordance with the Schemes of Arrangement;

(d)  the Affiliates of M&B executing an undertaking in the form of Exhibit "C";
     and

(e) the SEC not objecting to TMP's treatment of the transaction as a pooling of interests and declaring the Registration Statement effective.


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6.2  FAIRNESS OPINION

(a) TMP's obligations under the Schemes of Arrangement are also subject to TMP receiving, on or prior to 24 September 1998 (or such later date agreed to in writing by the parties), a fairness opinion from an expert in relation to the transaction.

(b) In addition to the rights to termination set out in clause 11, but subject to this clause, TMP may terminate this agreement and any further obligations it has under this agreement if TMP has not received the fairness opinion, referred to in paragraph (a), by 24 September 1998.

(c) TMP will be deemed for all purposes either to have received the fairness opinion referred to in paragraph (a) or to have waived its right to terminate this agreement in accordance with paragraph (b) if it does not deliver written notice of termination of this agreement to M&B by 10.00 pm Sydney Time on 24 September 1998.

6.3  BEST ENDEAVOURS

(a) The parties must use their respective best endeavours to satisfy the Conditions Precedent prior to the Court Approval Date.

(b) TMP must use its best endeavours to ensure that the condition in clause 6.2(a) is satisfied on or before 24 September 1998.

6.4  ACTION OF PARTIES - GOVERNMENT AGENCIES

Without limiting the generality of clause 6.2, the parties must consult with each other in relation to all communications (whether written or oral) proposed to be made by or on their behalf to any Governmental Agency relating to the Schemes of Arrangement and, without limiting the generality of the foregoing, each party must:

(a) provide to the other party drafts of any written document proposed to be sent to a Governmental Agency in Australia; and

(b) provide to the other party copies of any documents received from a Governmental Agency in Australia, as soon as practicable after it is received.


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6.5  ASSISTANCE OF OFFICERS AND ADVISORS

Each party must procure that its officers and advisors work (including by attending meetings and by providing information) in good faith and in a timely and co-operative fashion with the other parties to satisfy the Conditions Precedent.

6.6  SUNSET DATE

If the Conditions Precedent are not satisfied before 14 December 1998 this agreement will automatically terminate unless the parties otherwise agree and, if relevant, the Court consents to the extended date.

7.   RECOMMENDED SCHEME

The directors of M&B have resolved, in the absence either of a bona fide alternative offer which in the view of the M&B directors must be recommended in preference to the Schemes of Arrangement or for other reason which in law requires the directors to alter their recommendation, that they will:

  (i)   recommend to the holders of M&B Shares that they approve the Share
        Scheme;

 (ii) recommend to the holders of the M&B Options that they approve the Options Scheme; and

(iii) not make any public statement or take any other action which would suggest that the merger proposal is not recommended by the directors.

8.     TMP'S RIGHT TO SEPARATE REPRESENTATION

TMP is entitled to separate representation at all Court proceedings affecting the Schemes of Arrangement. Nothing in this agreement shall be taken to give M&B any right or power to make or give undertakings to the Court for or on behalf of TMP.

9.   CONDUCT OF BUSINESS

(a) From the date of this agreement to the Effective Date (inclusive), each party and its subsidiaries must conduct their businesses in the ordinary course.


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(b)  From the date of this agreement until the Court Approval Date each party must, as soon as practicable but in any event within 2 Business Days after the occurrence of such an event, advise the other party of the occurrence in relation to that party of an event to which clause 11.1(e) applies, the acquisition or disposal of an asset for an amount in excess of $5,000,000 or the declaration or payment of a dividend.

10.  REPRESENTATIONS AND WARRANTIES

10.1 MUTUAL WARRANTIES

M&B and TMP each represent and warrant to the other that:

(a) it is a corporation validly existing under the laws of its place of incorporation;

(b) it has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c) it has taken all necessary corporate action to authorise the entry into of this agreement and has taken or will take all necessary corporate action to authorise the performance of this agreement and to carry out the transactions contemplated by this agreement; and

(d)  this agreement is valid and binding upon it.

11.  TERMINATION RIGHTS

11.1 TERMINATION EVENTS

A party (the terminating party) may terminate this agreement in accordance with clause 11.2 if any of the following events occur:

(a) the Effective Date has not occurred by the Sunset Date (referred to in clause 6.6);

(b) the representations and warranties given or made by the other party in this agreement are not all materially true and correct at every time throughout the period from the date of this agreement to the Court Approval Date as if made at and by reference to the facts and circumstances subsisting at each such time;


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(c)  the other party is in breach of a material term of this agreement at any time from the date of this agreement to the Court Approval Date;

(d) the Scheme Booklets disclose any information regarding M&B or TMP, which is materially different from or materially contradicts (or contains material information additional to) information regarding M&B or TMP or their businesses which is in the public domain as at the date of this agreement;

(e) any material event occurs before the Court Approval Date which would constitute either a "prescribed occurrence" as defined in section 603 of the Corporations Law if the other party were a "target company" for the purpose of that section (except as required or contemplated by this agreement or the Schemes of Arrangement) or the other party acquires or disposes of an asset for an amount in excess of $5,000,000 or the declares or pays a dividend;

(f) the required majority of holders of M&B Shares fail to approve the Share Scheme at the meeting convened by order of the Court pursuant to Section 411(1) of the Corporation Law;

(g) the required majority of holders of M&B Options fail to approve the Options Scheme at the meeting convened by order of the Court pursuant to Section 411(1) of the Corporation Law;

(h) the Court fails to approve either the Share Scheme or the Options Scheme in accordance with section 411(4) of the Corporations Law;

(i) the Court fails to make orders in accordance with section 411(1) of the Corporations Law to convene the meeting of either holders of M&B Shares or M&B Options and either an appeal from such failure is unsuccessful or the parties, in accordance with this agreement, determine not to initiate an appeal;

(j) the average of the last quoted sell price of TMP Shares at the close of trading on NASDAQ on the 20 Business Days, during which TMP Shares were traded on NASDAQ immediately before the Court Approval Date, is less than US$25.00 per TMP Shares;

(k) the SEC fails by the date the Scheme Meetings are held to declare effective the Registration Statement or objects to TMP's treatment of the transaction as a pooling of interests; or



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(l)  the other party becomes subject of an Insolvency Event prior to the Court
     Approval Date.

11.2 RIGHT OF TERMINATION

(a) The terminating party may, in its absolute discretion, terminate this agreement, by notice in writing to the other party, at any time prior to the Court Approval Date but only within 5 Business Days of the right to give a termination notice arising in accordance with this clause, in the circumstances referred to in clauses 11.1(a), (f), (g), (h), (i), (k) and
     (l);

(b) At any time prior to the Court Approval Date in the circumstances referred to in clauses 11.1(b), (c), (d) and (e) the terminating party may give notice to the other party setting out the relevant circumstances and stating an intention to terminate and, if the relevant circumstances continue to exist after five Business Days from the time such notice is given, the terminating party may, in its absolute discretion but only within the next following 5 Business Days, terminate this agreement by a further notice in writing to the other party;

(c) TMP may terminate this agreement at any time prior to 10.00 a.m Sydney Time on the Court Approval Date in the circumstances referred to in clause 11.1(j) by giving written notice to the other party stating that it terminates this agreement and giving full and complete details of the circumstances giving rise to the right to terminate;

(d) Any right to terminate this agreement pursuant to this clause 11.2 shall cease at the time the Court makes orders pursuant to section 411(4) of the Corporations Law approving the Schemes of Arrangement on the Court Approval Date.

(e) In the event that a party terminates this agreement all further obligations of the parties under this agreement shall immediately be terminated and cease to be of further force and effect without further liability of any party to the other, provided that nothing in this clause shall release any party from liability for any pre-termination breach of this agreement.


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11.3 SURVIVAL OF AGREEMENTS

Unless this agreement is lawfully terminated in accordance with its terms it shall survive the performance by the parties of their respective obligations hereunder, but always subject to its terms.

12.            M&B INFORMATION

12.1 TMP - REGISTRATION STATEMENT

(a) M&B must supply to TMP such information about M&B as TMP reasonably requests so as to enable TMP to prepare the Registration Statement or any other filing required to be made with the SEC.

(b) When providing information to TMP in accordance with paragraph (a), M&B must ensure that the information is materially complete and accurate and is not misleading whether by omission or otherwise.

(c) If requested to do so by TMP, M&B must procure that a director of M&B certify at the time the information is supplied to TMP in accordance with paragraph (a) that, to the best of the director's knowledge and belief, the information which is being supplied by M&B to TMP conforms with paragraph
     (b).

12.2 AUDITOR INFORMATION

M&B will (on or prior to the Court Approval Date) provide TMP a certificate signed by a director of M&B stating that, to the best of the knowledge and belief of that director, the information which has been provided to the auditor of M&B (or which is known to the auditor of M&B through the conduct of audits of M&B from time to time) to enable the auditor to provide an opinion to TMP on the transactions contemplated by the Schemes of Arrangement qualifying for treatment as a pooling of interests is materially complete and accurate and is not misleading whether by omission or otherwise.

13.  TMP GUARANTEE

(a) TMP is aware that, pursuant to a resolution of the shareholders of M&B passed at the annual general meeting of M&B held on 7 August 1998, M&B was authorised to enter into Deeds of Access and Indemnity with the directors of M&B and


                                          13
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     further that M&B has, or within 7 days of the date of this agreement, proposes to enter into such deeds with each director of M&B.

(b) TMP agrees with M&B, such agreement to be for the benefit of M&B and separately for the benefit of each director of M&B and each Scheme Shareholder and each Scheme Optionholder that, subject to the Schemes of Arrangement taking effect, it unconditionally and irrevocably guarantees (such guarantee to be a continuing guarantee) the due and punctual performance of all the obligations and undertakings and provisions of M&B under each such Deed of Access and Indemnity.

14.  PUBLIC ANNOUNCEMENTS

(a) All press releases and other public announcements and presentations by M&B or TMP relating to the transactions dealt with by this agreement must be in terms agreed between the parties, provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this agreement or to comply with or satisfy legal requirements or legal obligations imposed on the parties or the obligations of NASDAQ.

(b) Subject to paragraph (a) as soon as practicable after this agreement is executed M&B will lodge with the ASX a stock exchange announcement in substantially the form of Exhibit "A" to this agreement and TMP will lodge with NASDAQ a stock exchange announcement in substantially the form of Exhibit "B".

15.  STAMP DUTY

TMP will bear all stamp duty payable in respect of this agreement and the Schemes of Arrangement.

NOTICES

16.1 A notice, consent, request or any other communication under this agreement must be in writing and must be left at the address of the addressee, or sent by prepaid post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee specified below or any other address or facsimile number the addressee requests.


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               M&B:

               Attention:     Andrew Banks


               Address:       C/- Morgan & Banks Limited
                              Level 11
                              Grosvenor Place
                              225 George Street
                              SYDNEY  NSW  2000

               Facsimile:     (02) 9252 1358

               TMP:

               Attention:     Myron Olesnyckyj


               Address:       C/- TMP Worldwide Inc
                              1633 Broadway
                              33rd Floor
                              New York
                              NEW YORK 10019

               Facsimile:     0019 1 212 940 3908

16.2 A notice, consent, request or any other communication is taken to be received:

(a) if by delivery, when it is delivered unless it is delivered on a day other than a Business Day in which case it is taken to be received at 9.00am on the next Business Day;

(b) if a letter, three days after posting (seven, if posted to or from a place outside Australia); and

(c) if a facsimile, at the time of dispatch if the sender receives a transmission report which confirms that the facsimile was sent in its entirety to the facsimile number of the recipient.


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

17.  GENERAL

17.1 CUMULATIVE RIGHTS

The rights, powers and remedies of a party under this agreement are cumulative with the rights, powers or remedies provided by law independently of this agreement.

17.2 WAIVER AND VARIATION

A provision or a right under this agreement may not be waived except in writing signed by the party granting the waiver, or varied except in writing signed by the parties.

17.3 APPROVALS AND CONSENTS

A party may give or withhold its approval or consent conditionally or unconditionally in its discretion unless this agreement states otherwise. Any approved consent or agreement required pursuant to this agreement must be in writing.

17.4 SPECIFIC PERFORMANCE

The parties acknowledge that monetary damages alone would not be adequate compensation for a breach by any party of an obligation under this agreement and that specific performance of that obligation is an appropriate remedy.

17.5 EFFECT OF AGREEMENT

This agreement supersedes any previous understandings or agreements between the parties concerning the subject matter of this agreement.

17.6 COSTS

(a) If the condition set out in clause 6.1(c) is not satisfied by the date referred to in clause 6.6 and this agreement terminates or if TMP terminates this agreement in accordance with clause 11.1(j), TMP will forthwith pay M&B the Cost Amount;

(b) If this agreement is terminated by reason that there occurs a termination event under clauses 11.1(f) or (g) then M&B will forthwith pay TMP the Cost Amount.

18.  COUNTERPARTS

This agreement may be executed in any number of counterparts and all those counterparts taken together will constitute one instrument.

19.  GOVERNING LAW AND JURISDICTION

19.1 NEW SOUTH WALES LAW

This agreement is governed by the laws of New South Wales.

19.2 SUBMISSION

For the exclusive benefit of M&B, the directors of M&B, Scheme Optionholders and Scheme Shareholders, TMP irrevocably agrees that the courts of New South Wales are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement or the Schemes of Arrangement and that accordingly any suit, action or proceeding (together in this clause referred to as Proceedings) arising out of or in connection with this agreement may, subject to this agreement, be brought in such Courts.

19.3 WAIVER

TMP irrevocably waives any objection which it may have now or in the future to:

(a)  the laying of the venue of any Proceedings in any such Courts; and

(b) any claim that any such Proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment in any Proceedings brought in the Courts of New South Wales will be conclusive and binding upon TMP and may be enforced in the courts of any other jurisdiction.

19.4 NO LIMITATION

Nothing contained in this clause 19 limits the right of M&B, the directors of M&B, the Scheme Optionholders and the Scheme Shareholders to take Proceedings against TMP in any other court of competent jurisdiction, nor will the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

19.5 NOTICES

TMP irrevocably agrees that any notice, writ, judgment, notice of process or other notice in connection with any Proceedings shall be sufficiently and effectively served on it:

(a) if delivered to Dunhill Madden Butler solicitors of 16 Barrack Street, Sydney Australia in the case of any writ, judgment notice of process or other notice in connection with Proceedings in New South Wales; or

(b) whether in the case of Proceedings other than New South Wales, if a copy thereof is mailed by registered or certified air mail, postage prepaid, to the address for the time being for the services of notices on it at its last known business address in the United States of America.

19.6 CONSENT

TMP consents generally in respect of any Proceedings arising out of or in connection with this agreement to the giving of any relief and the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever of any order or judgment which may be made or given in such Proceedings.

19.7 IMMUNITY

To the extent that TMP may be entitled in any jurisdiction to claim for itself or its assets immunity from suit, execution, attachment (whether in aid or execution, before judgment or otherwise) or legal process or to the extent that in any such jurisdiction there may be attributed to them or their assets such immunity (whether or not claimed) TMP among other things irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with the intent that the above waivers of immunity have irrevocable effect.

19.8 LIMITATION ON WARRANTIES

(a) All of the representations and warranties set forth in clause 10.1 of this agreement (which are the only representations and warranties set out in this agreement) or in any of the Transaction Documents shall survive the execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for on behalf of or any knowledge of TMP, M&B or any of their respective Affiliates, officers, directors, employees, agents, or representatives for the applicable period of time set forth in the next sentences. Any such representations, warranties or portions thereof the breach of or misrepresentation with respect to which would be expected to be encountered or discerned in TMP's audit of the financial statements containing combined operations of TMP and M&B for the fiscal year in which closing occurs, shall survive until the date TMP's independent certified public accountants issue their final report and opinion on such audit. Any other such representations, warranties or portions thereof shall survive for a period of one year after the Effective Date.

     It is understood and agreed that no claim for recovery of damages may be asserted based on such a representation, warranty or applicable portion thereof set forth in clause 10.1 of this agreement or in any of the Transaction Documents after it has been extinguished in accordance with this clause 19.8(a) hereof, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to and to the extent of, such claim or action) until the earlier of resolution of such claim or action or the resolution of such claim or action by the arbitrators as contemplated by clause 19.8(b).

(b) In order to ensure that the transactions contemplated by the Schemes of Arrangement qualify for treatment as a pooling of interests, the parties agree that any dispute, disagreement or controversy between any party relating to a warranty or representation hereunder that is not resolved by the applicable Expiration Date shall promptly be submitted to the Australian Commercial Disputes Centre Limited to be resolved by binding arbitration in accordance with their rules. The place of arbitration shall be Sydney, Australia. The arbitration tribunal shall be composed of three arbitrators, one of whom shall be appointed by TMP within 10 business days of the applicable Expiration Date and one of whom shall be appointed by the other party or parties to the dispute, disagreement or controversy within 10 business days of the applicable Expiration Date and one of whom shall be appointed by such two arbitrators within 15 business days of the applicable Expiration Date. The arbitrators will be directed to resolve such dispute, disagreement or controversy on the basis of the information provided to them or soon as practicable and, in any event, within 60 days of the applicable Expiration Date.

20.  ASSIGNMENT

The rights and obligations of each party under this agreement are personal. They cannot be assigned, charged or otherwise dealt with, and no party shall attempt or purport to do so, without the prior written consent of the other party.

SIGNED as an agreement.


THE COMMON SEAL of MORGAN & BANKS
LIMITED is affixed in accordance with its articles of association in the presence of:


/s/ P. Lardlaw                          /s/ Andrew Banks
-----------------------------------     -------------------------------
Secretary                                    Director


SIGNED for and on behalf of TMP
WORLDWIDE INC by its authorised
representative


/s/ Myron Olesnyckyj
-----------------------------------
Authorised Representative

                                    ATTACHMENT A

                                     DICTIONARY

                                 PART 1 - DOCUMENTS

The documents to which this Dictionary has application are:

SCHEME IMPLEMENTATION AGREEMENT being the Agreement dated 17 August 1998 between M&B and TMP which relates to the Schemes of Arrangement.

TRANSACTION DOCUMENTS being:

(a)  the Scheme Implementation Agreement;

(b) the Deed Polls to be entered into by TMP in accordance with the Scheme Implementation Agreement; and

(c)  any document which is included in the Scheme Booklets.

                                PART 2 - DEFINED TERMS

AFFILIATES means directors of M&B and shareholders of M&B who have a beneficial interest in not less than 10% of the entire issued share capital of M&B.

ASIC means the Australian Securities and Investments Commission.

ASX means Australian Stock Exchange Limited.

BUSINESS DAY means Monday to Friday inclusive except New Year's Day, Good Friday, Easter Monday, Christmas Day, Boxing Day and any other day that ASX declares is not a business day.

CLOSE OF REGISTERS means 5.00pm Sydney time on the Record Date.

CONDITIONS PRECEDENT means the conditions set out in clause 6.1 of the Scheme Implementation Agreement.

COST AMOUNT means US$250,000.00.

COURT means the Supreme Court of New South Wales.

COURT APPROVAL DATE means the date when the Court grants its approval to the Scheme under Section 411(4) of the Corporations Law.

EFFECTIVE DATE means the date when the Schemes of Arrangement  take effect.

EXPIRATION DATE means the applicable survival period described in clause 19.8(b) of the Scheme Implementation Agreement.

EXPLANATORY STATEMENT means the statement pursuant to section 412 of the Corporations Law which has been, or will be, registered by the ASIC, a copy of which will be included in the Share Scheme Booklet.

GOVERNMENTAL AGENCY means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

INSOLVENCY EVENT means in relation to a party:

-    the party becomes unable to pay its debts as and when they fall due;

- the making of any order, or the passing of any resolution, for the winding up, liquidation or bankruptcy of the party;

- the appointment of a provisional liquidator, liquidator, receiver or a receiver and manager to the party;

-    the appointment of an administrator to the party;

-    the entry by a party into any compromise or arrangement with creditors.

LISTING RULES means the official listing rules of ASX.

M&B means Morgan & Banks Limited ACN 002 888 762.

M&B OPTIONS means options to acquire shares in the capital of M&B which have been granted by M&B and remain unexercised as at the date of the Scheme Meetings.

M&B SHARES means ordinary shares issued in the capital of M&B at the date of the Scheme Meetings, which have been fully paid and such other M&B Shares (if any) agreed to by the parties as approved (if required) by the Court.

M&B SHARE REGISTRY means Registries Limited of PO Box R67, Royal Exchange, Sydney, New South Wales.

NASDAQ means National Association of Securities Dealers Inc. National Market System.

NOMINEE means the person so described in the Share Scheme.

OPTIONS REGISTER means any register of M&B Options which is maintained by M&B in accordance with the Corporations Law.

OPTIONS SCHEME means the scheme of arrangement pursuant to Part 5.1 of the Corporations Law proposed between M&B and the holders of M&B Options, a copy of which will be included in the Options Scheme Booklet together with any alteration or condition made or required pursuant to sub-section 411(6) of the Corporations Law.

OPTIONS SCHEME BOOKLET means the booklet containing information about the Options Scheme proposed to be sent to the holders of M&B Options, of which the Options Scheme forms part.

PERSON includes bodies corporate or unincorporate.

RECORD DATE means seven Business Days after the Effective Date (or such other period as may from time to time be provided for under the Listing Rules).

REGISTRATION STATEMENT means a form S-4 Registration Statement to be filed by TMP with the SEC in relation to the TMP Shares.

SCHEME BOOKLETS means the Share Scheme Booklet and the Options Scheme Booklet.

SCHEME CONSIDERATION means:

(a)   in relation to the Share Scheme:

      (i) The effective consideration for each M&B Share being A$4.65, to be satisfied by the issue of TMP Shares.

     (ii) To calculate the number of TMP Shares to be issued to every Scheme Shareholder apply the following formula (rounded up or down to the nearest whole number):

          M&BS X 4.65 X ER
          ----------------
               HSP

          Where:

          -    M&BS is the number of M&B Shares held by the Scheme Shareholder.

          - ER is the rate at which Westpac Banking Corporation Sydney, Australia will buy US$ for A$, ruling at 10.00am Sydney Time on the Effective Date; and

          -    HSP means the lesser of:

               -    40.00; and

               - the average of the last quoted sell price of TMP Shares at the close of trading on NASDAQ on the 20 Business Days during which TMP Shares were traded on NASDAQ immediately preceding the Court Approval Date.

(b) in relation to the Option Scheme means the same consideration as applies under the Share Scheme (referred to in paragraph (a)) for each M&B Share which, but for the operation of the Options Scheme, the holder of M&B Options would be entitled to be issued on the exercise of the M&B Options making appropriate adjustments for any capital reconstructions in M&B or TMP between the Effective Date and the date the relevant M&B Option is exercised.

SCHEME IMPLEMENTATION AGREEMENT means the agreement referred to in part 1 of this Dictionary.

SCHEME MEETING means the meetings convened by the Court pursuant to Section 411(1) of the Corporations Law to consider the Share Scheme.

SCHEMES OF ARRANGEMENT means the Share Scheme and the Options Scheme.

SCHEME OPTIONHOLDER means a person registered in the Options Register at the Effective Date as the holder of M&B Options.

SCHEME SHAREHOLDER means a person registered in the Share Register at the Close of Registers as the holder of M&B Shares, after the registration by M&B of transfers and transmissions in accordance with the Share Scheme.

SCHEME SHARES means M&B Shares held by Scheme Shareholders.

SEC means the Securities Exchange Commission of the United States of America.

SHARE REGISTER means any register of members of M&B kept pursuant to the Corporations Law.

SHARE SCHEME means the scheme of arrangement pursuant to Part 5.1 of the Corporations Law proposed between M&B and the holders of M&B Shares, a copy of which will be included in the Share Scheme Booklet together with any alterations or conditions made or required pursuant to sub-section 411(6) of the Corporations Law.

SHARE SCHEME BOOKLET means the booklet containing information about the Share Scheme proposed to be sent to the holders of M&B Shares, of which the Share Scheme forms part.

TAKES EFFECT OR TAKING EFFECT means on and from the time when an office copy of the Court Order approving the Share Scheme, pursuant to sub-sections 411(6) of the Corporations Law are lodged with the ASIC.

TIMETABLE means the indicative timetable which will be included in the Scheme Booklets a draft copy of which is Exhibit "D" to this agreement.

TMP means TMP Worldwide Inc.

TMP SHARES means shares in the capital of TMP to be allotted and issued to Scheme Shareholders in accordance with the Share Scheme.

                               PART 3 - INTERPRETATION

(a)  In this agreement unless the context otherwise requires:

     (i)  words importing the singular include the plural and vice versa;

       (ii) words which are gender neutral or gender specific include each gender;

       (iii) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

       (iv) an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

       (v) a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

       (vi) a reference to a clause, party, schedule or attachment is a reference to a clause of this agreement, and a party, schedule or attachment to, this agreement;

       (vii)   a reference to this agreement includes this Dictionary;

       (viii) a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

       (ix) a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

       (x) a reference to a party to a document includes that party's successors and permitted assigns;

       (xi) an agreement on the part of two or more persons binds them severally; and

(b) Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the following Business Day.

(c) Headings are for convenience only and do not affect the interpretation of a this agreement.

(d) This agreement may not be construed adversely to a party just because that party prepared it.

(e)    A term or expression starting with a capital letter:

       (i) which is defined in this Dictionary, has the meaning given to it in this Dictionary;

       (ii) which is defined in the CORPORATIONS LAW but is not defined in this Dictionary, has the same meaning as in the CORPORATIONS LAW; and

       (iii) which is defined in the Listing Rules of ASX or the SCH Business Rules but is not defined in this Dictionary or the CORPORATIONS LAW, has the same meaning as the same meaning as in the Listing Rules of ASX or the SCH Business Rules.

Initialled by the parties.



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